UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2007

FIRST GUARANTY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Louisiana	000-52748	26-0513559
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of Incorporation)		Identification No.)

400 East Thomas Street, Hammond, Louisiana		70401
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (985) 345 -7685

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On October 5, 2007, First Guaranty Bancshares, Inc. advised Douglass Bancorp, Inc and Fannie Mae of its intent to terminate a Stock Purchase Agreement by and among First Guaranty Bancshares, Inc., Douglass Bancorp, Inc., Douglass National Bank and Fannie Mae dated July 31, 2007.

In deciding to terminate the Agreement, First Guaranty Bancshares, Inc. noted that since the signing of the Stock Purchase Agreement several members of the Douglass Board of Directors, despite having voted to approve the Stock Purchase Agreement, have repeatedly expressed their displeasure with the purchase price to be paid to acquire Douglass National Bank. First Guaranty Bancshares, Inc. has been informed that shareholder approval of the transaction, as required by Section 9.01(a) of the agreement, is unlikely to be obtained unless the consideration is increased. First Guaranty Bancshares, Inc. was also informed that no agreement to settle the claims of Douglass’ creditors, as required by Section 9.02(i) of the agreement, appears to be forthcoming.  Both of these items were required as conditions precedent for First Guaranty Bancshares, Inc. to proceed with the acquisition.  Douglass has also failed to deliver voting agreements, as required by the agreement, in spite of repeated requests. Douglass has also failed to initiate preparation of the financial information for the year ended December 31, 2006 and failed to timely deliver proxy materials as required by the Stock Purchase Agreement. In light of significantly escalating out-of-pocket costs as well as these developments, First Guaranty Bancshares, Inc. has elected to terminate the agreement in accordance with Section 11.01.(b) of the agreement.

First Guaranty Bancshares, Inc. does not expect to incur any material early termination penalties as a result of this transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST GUARANTY BANCSHARES, INC.

DATE: October 10, 2007                                                                        By: /s/ Michele E. LoBianco
Michele E. LoBianco
          Secretary and Treasurer